Exhibit 99.1

For More Information Contact:

Investors:	Media:
Damon Wright (714) 382-5013	Lisa Zwick (949) 230-8794
damon.wright@ingrammicro.com	lisa.zwick@ingrammicro.com

INGRAM MICRO REPORTS 2012 FIRST QUARTER FINANCIAL RESULTS

SANTA ANA, Calif., Apr. 26, 2012 — Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor and supply-chain services provider, today announced financial results for the 2012 first quarter ended Mar. 31, 2012.

Worldwide sales of $8.64 billion were 1 percent lower than last year’s record first quarter revenues of $8.72 billion, largely reflecting the translation effect of foreign currencies, which had a negative impact of 1 percent on the prior year comparison.

Worldwide gross profit was $467.6 million (5.41 percent of total sales), compared with $454.1 million (5.21 percent of total sales) in the 2011 first quarter. 2012 first quarter gross margin benefited by approximately 10 basis points from residual favorable pricing impacts from hard disk drives, predominantly in North America.

2012 first quarter net income increased to $90.0 million, or 58 cents per diluted share, which includes an aggregate benefit of approximately 15 cents per diluted share, for the following items:

•

A net discrete tax benefit of $28.5 million, or 18 cents per diluted share, substantially all of which relates to the write-off of the historical tax basis the company has maintained in one of its Latin American subsidiary holding companies, which was realized in the quarter;

•

A negative impact from charges totaling $3.1 million pretax, or 1 cent per diluted share, in costs associated with the transition of the company’s chief executive officer and implementation of various cost-cutting initiatives during the quarter; and

•

Losses of $4.8 million pretax, or 2 cents per diluted share, due to the foreign-currency translation impact on Euro-based inventory purchases in the company’s pan-European entity, which designates the United States dollar as its functional currency. The foreign-currency related charge is a function of the timing of currency fluctuations within the quarter and should be recovered as the inventory is sold subsequent to the first quarter. This is similar to the company’s experience in previous years, including the 2011 first quarter when the company incurred $4.9 million in foreign currency losses for the same reason.

2011 first quarter net income was $56.3 million, or 34 cents per diluted share, which included a benefit of approximately $5 million, or 2 cents per diluted share, related to a release of certain bad debt reserves in North America and a negative impact of $4.9 million, or 2 cents per diluted share, related to foreign currency translation losses as detailed above.

2-2-2 Ingram Micro Reports 2012 First Quarter Financial Results

Further detail can be found in the financial statements and schedules attached to this news release or at www.ingrammicro.com.

Key 2012 first quarter highlights:

•

North America demonstrated strong leverage with operating income increasing 18 percent on a 3 percent increase in sales, driven in-part by additional benefit from favorable hard disk drive pricing, double digit sales growth in the company’s specialty business portfolio and improvements in the fee-for-service logistics business. 2012 first quarter North American results also include costs of $2.5 million, or 7 basis points of North American sales, associated with the company’s CEO transition.

•	Sales in Latin America hit an all-time high for a first quarter and the region increased its already solid operating profitability.

•	Asia Pacific sales hit an all-time first quarter high, led by double digit growth in China and India.

¡	Australia improved gross margins and reduced its operating loss compared with the 2011 first quarter.

•	Europe’s year-over-year decrease in sales was tempered by relative strength in Germany and the United Kingdom, both of which experienced modest sales growth versus the 2011 first quarter.

•	Working capital days were 25, within the company’s targeted range of 22 to 26 days.

“We continued the positive momentum with which we exited 2011, delivering solid first quarter results highlighted by improved profitability and strong sales in our higher margin businesses,” said Alain Monié, president and chief executive officer, Ingram Micro Inc. “We opened the year well and we are beginning to reap the rewards from our efforts on many fronts. We still have areas for improvement and I look forward to building on our momentum and driving continued execution towards our strategic and financial goals.”

Bill Humes, chief operating and financial officer, commented: “The team did a good job delivering an overall return on invested capital for the quarter that was well above our weighted average cost of capital and maintaining working capital days within our targeted range of 22 to 26 days. We will continue to invest in the business to drive even stronger returns through accelerated growth and higher margin products and solutions, while effectively managing our operating expense leverage.”

Outlook

For the 2012 second quarter, sales are expected to be flat to slightly up sequentially. 2012 second quarter gross margin is expected to trend down sequentially, reflecting the removal of the residual benefit from hard disk drive pricing realized in the 2012 first quarter, as well as normal seasonal declines such as lower fee-based logistics business.

3-3-3 Ingram Micro Reports 2012 First Quarter Financial Results

Conference Call and Webcast

Additional information about Ingram Micro’s financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (877) 960-9067 (toll-free within the United States and Canada) or (210) 839-8501 (other countries), passcode “Ingram Micro.”

The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (866) 465-0333 or (203) 369-1415 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro’s business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) we are dependent on a variety of information systems, which, if not properly functioning, or unavailable, could adversely disrupt our business and harm our reputation and earnings; (2) changes in macro-economic conditions may negatively impact a number of risk factors which, individually or in the aggregate, could adversely affect our results of operations, financial condition and cash flows; (3) we continually experience intense competition across all markets for our products and services; (4) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (5) our failure to adequately adapt to IT industry changes could negatively impact our future operating results; (6) terminations of a supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (7) we have made and expect to continue to make investments in new business strategies and initiatives, including acquisitions, which could disrupt our business and have an adverse effect on our operating results; (8) substantial defaults by our customers or the loss of significant customers could have a negative impact on our business, results of operations, financial condition or liquidity; (9) changes in, or interpretations of, tax rules and regulations, changes in mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (10) changes in our credit rating or other market factors such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (11) failure to retain and recruit key personnel would harm our ability to meet key objectives; (12) we cannot predict with certainty what loss we might incur as a result of litigation matters and contingencies that we may be involved with from time to time; (13) we may incur material litigation, regulatory or operational costs or expenses, and may be frustrated in our marketing efforts, as a result of new environmental regulations or private intellectual property enforcement disputes; (14) we face a variety of risks in our reliance on third-party service companies, including shipping companies for the delivery of our products and outsourcing arrangements; (15) changes in accounting rules could adversely affect our future operating results; and (16) our quarterly results have fluctuated significantly.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro’s results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Item 1A Risk Factors of Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011; other risks or uncertainties may be detailed from time to time in Ingram Micro’s future SEC filings.

About Ingram Micro Inc.

As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics, technical and financial support, managed and cloud-based services, and product aggregation and distribution. The company is the only global

4-4-4 Ingram Micro Reports 2012 First Quarter Financial Results

broad-based IT distributor, serving 145 countries on six continents with the world’s most comprehensive portfolio of IT products and services. Visit www.ingrammicro.com.

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© 2012 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.

Consolidated Balance Sheet

(Amounts in 000s)

(Unaudited)

	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$991,159	$891,403
Trade accounts receivable, net	3,880,991	4,465,329
Inventory	3,180,233	2,942,164
Other current assets	348,293	319,506

Total current assets	8,400,676	8,618,402

Property and equipment, net	337,798	323,261
Intangible assets, net	71,107	73,330
Other assets	118,465	131,523

Total assets	$8,928,046	$9,146,516

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,625,686	$4,893,437
Accrued expenses	394,484	524,010
Short-term debt and current maturities of long-term debt	88,286	92,428

Total current liabilities	5,108,456	5,509,875

Long-term debt, less current maturities	300,000	300,000
Other liabilities	83,345	63,864

Total liabilities	5,491,801	5,873,739

Stockholders’ equity	3,436,245	3,272,777

Total liabilities and stockholders’ equity	$8,928,046	$9,146,516

Ingram Micro Inc.

Consolidated Statement of Income

(Amounts in 000s, except per share data)

(Unaudited)

	Thirteen Weeks Ended
	March 31, 2012		April 2, 2011
Net sales	$8,635,381		$8,723,712
Cost of sales	8,167,824		8,269,640

Gross profit	467,557		454,072

Operating expenses:
Selling, general and administrative	362,949		354,287
Reorganization costs (credits)	557		(269)

	363,506	(a)	354,018

Income from operations	104,051		100,054

Interest and other:
Interest income	(3,766)		(1,373)
Interest expense	11,729		13,195
Net foreign currency exchange loss	5,566		3,009
Other	1,932		3,818

	15,461		18,649

Income before income taxes	88,590		81,405
Provision for (benefit from) income taxes	(1,383	)(b)	25,095

Net income	$89,973		$56,310

Diluted earnings per share	$0.58		$0.34

Diluted weighted average shares outstanding	154,584		164,444

(a)	The thirteen weeks ended March 31, 2012 included net reorganization costs of $557 (0.01% of consolidated net sales) comprised of $301 in Asia-Pacific (0.02% of Asia-Pacific net sales), $224 in Latin America (0.05% of Latin America net sales), and $32 in North America, primarily for employee termination for workforce reductions. Also included in SG&A expenses and recorded as part of the North America results was $2,500 (0.03% of consolidated net sales and 0.07% of North America net sales) of costs associated with the transition of our chief executive officer. These charges aggregate to approximately $0.01 per diluted share.

(b)	The benefit from income taxes in the thirteen weeks ended March 31, 2012 included net discrete benefits of approximately $28,500, or $0.18 per diluted share, primarily related to the write-off of the historical tax basis of the investment we have maintained in one of our Latin American subsidiary holding companies, realized in the current period.

Ingram Micro Inc.

Supplementary Information

Income from Operations

(Amounts in 000s)

(Unaudited)

	Thirteen Weeks Ended March 31, 2012
	Net Sales	Operating Income (a)	Operating Margin
North America	$3,606,947	$69,649	1.93%
Europe	2,647,056	22,000	0.83%
Asia-Pacific	1,949,752	14,420	0.74%
Latin America	431,626	7,428	1.72%
Stock-based compensation expense	—	(9,446)	—

Consolidated Total	$8,635,381	$104,051	1.20%

	Thirteen Weeks Ended April 2, 2011
	Net Sales	Operating Income	Operating Margin
North America	$3,506,433	$59,148	1.69%
Europe	2,876,233	32,082	1.12%
Asia-Pacific	1,933,996	8,214	0.42%
Latin America	407,050	6,267	1.54%
Stock-based compensation expense	—	(5,657)	—

Consolidated Total	$8,723,712	$100,054	1.15%

(a) See note (a) on the consolidated statement of income.